EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $2.07 on Revenues of $177 Million

BENTONVILLE, Ark., May 21, 2019 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced its operating results for the fourth quarter of fiscal year 2019.

Highlights of fourth quarter operating results:

  Income before taxes of $18.3 million vs. $13.7 million for prior year quarter
  Net earnings of $14.6 million, or $2.07 per diluted share vs. net earnings of $10.2 million, or $1.43 per diluted share for prior year quarter
  Additional income tax benefit of $434,000 ($0.06 per diluted share) related to share-based compensation, vs. $944,000 ($0.13 per diluted share) for prior year quarter
  Revenues of $177 million compared to $169 million for the prior year quarter, current quarter includes a $1.9 million increase in interest income and same store revenue increase of 2.9%
  Average retail sales price increased $383 to $11,305 or 3.5% from the prior year quarter (up 1.4% sequentially)
  Gross profit margin percentage remained relatively flat at 40.7%
  Collections as a percentage of average finance receivables increased to 16.0% from 15.8% for the prior year quarter
  The weighted average contract term decreased to 32.1 from 32.5 for the prior year quarter
  Net Charge-offs as a percentage of average finance receivables of 6.4%, down from 7.5% for prior year quarter
  Accounts over 30 days past due decreased to 2.9% from 3.5% at April 30, 2018
  Average percentage of finance receivables current was 80.9%, down from 82.2% at April 30, 2018
  Provision for credit losses of 22.2% of sales vs. 25.4% for prior year quarter
  Selling, general and administrative expenses at 18.0% of sales vs. 16.9% for prior year quarter (current period includes $823,000 of stock compensation for performance-based stock options that are expected to vest as a result of the improved net income performance)
  Active accounts base approximately 75,600, an increase of approximately 4,500 from April 30, 2018
  Debt to equity of 58.7% and debt to finance receivables of 28.1% (66.1% and 30.4% at April 30, 2018)
  Strong cash flows supporting the $435,000 increase in finance receivables, $987,000 in net capital expenditures, and $2.5 million in common stock repurchases (31,472 shares) with a $17.8 million decrease in total debt

Highlights of twelve-month operating results:

  Income before taxes of $59.9 million vs $38.9 million for prior year
  Net income of $47.6 million or $6.73 per diluted share vs. net income of $36.5 million or $4.90 per diluted share for prior year (diluted earnings per share for prior year includes $1.40 for the effect of the enactment of the Tax Act in December 2017 and $(0.10) for a one-time retirement bonus paid to retiring CEO)
  Additional income tax benefit related to share-based compensation of $1,961,000 ($0.28 per diluted share) compared to $1,721,000 ($0.23 per diluted share) for the prior year period
  Revenues of $669 million compared to $612 million for the prior year with same store revenue increase of 8.4%
  Retail unit sales increase of 4.1% to 50,257 from 48,271 for the prior year with improved productivity at 29.5 retail units sold per store per month, up from 28.7 for the prior year period
  Net Charge-offs as a percent of average finance receivables of 25.7%, down from 28.8% for prior year
  Provision for credit losses of 25.0% of sales vs. 27.7% of sales for prior year
  Strong cash flows supporting the $41.9 million increase in finance receivables, $3.9 million increase in inventory, $4.0 million in net capital expenditures and $26.6 million in common stock repurchases (378,627 shares) with only a $0.6 million increase in total debt

“We are proud of the progress being made and we will push hard every day to continuously raise the bar on our own expectations. The enthusiasm around our purpose has never been stronger as we have an obligation to serve more customers by growing at a solid, healthy pace. We are committed to staying laser focused on our operational non-negotiables and bringing Customer Experience to a level that cannot be matched in the markets we serve. We are deeply passionate about customer and associate success and we believe that we can be the best company in America at providing transportation solutions to credit challenged customers. As the result of deep reflection on where we are as a company and where we want to go, key Car-Mart leaders have recently developed our new Vision Statement which captures our ‘Why’, the real purpose in our work. Our Vision- ‘To be America’s best auto sales and finance company in the eyes of our associates and customers while improving the communities we serve.’  I am honored to be part of such a great team and to play a role in this very special effort that we have committed our lives to,” said Jeff Williams, President and Chief Executive Officer. “Our diligence is showing up in the numbers as our return on average assets and return on average equity for the year were 10.0% and 19.4%, respectively. Additionally, as we think about value creation for the year, we grew net finance receivables by $31.9 million, re-purchased $26.6 million of our common stock, invested $3.9 million in additional inventory to support our top line growth and funded $4.0 million in long-term capital expenditures (a total of $66.4 million), all with basically no increase in debt. We will stay focused on cash flows and operational efficiencies within our model as these disciplines give us distinct advantages in our markets.”

“We plan to open two new dealerships, in Conway, Arkansas and Bryant, Arkansas, within the next few weeks. Our Chattanooga, Tennessee project has run into some challenges and we don’t have enough clarity at this point to provide an update on when, or if, we will be able to move forward with the location we have been working on,” said Mr. Williams. “We do plan to open a few more new locations in fiscal 2020 and will provide more detail as we move forward. As we have discussed, our primary focus is to continue to grow customer count at existing dealerships, with emphasis on our top performing general managers to leverage their talents.  At the same time, we will grow our bench to allow us to add new dealerships in the future. Our growth will be at a pace that matches our ability to serve customers in our communities at the highest levels.”

“Same store revenues were up 2.9% for the quarter and up over 8% for the year and we were pleased with the continued improvement in our credit metrics for the quarter compared to the prior year quarter - net charge-offs were down 110 basis points, collections were up 20 basis points, and the quarter-end 30+ delinquency percentage was down significantly to 2.9%. These metrics contributed to a 320 basis point improvement in the provision for credit losses as a percentage of sales for the quarter over the prior year quarter. While we did not experience leveraging at the SG&A line for the fourth quarter, we did leverage these expenses for the full year. Selling, general and administrative expenses for the fourth quarter included approximately $823,000 of additional stock compensation for performance-based stock options that are expected to vest as a result of the improved net income performance. We will continue to invest in the key areas of the business, especially on the people side, and at the same time expect some leveraging over the long term," said Vickie Judy, Chief Financial Officer. “We are all working very hard to make this company great and to take advantage of the opportunities that are in front of us as we help customers and associates succeed.”

“We repurchased 31,472 shares of our common stock during the quarter at an average price of $79.12 for a total of $2.5 million. Since February 2010 we have repurchased 6.2 million shares at an average price of approximately $36.30. Our primary focus is to be positioned to grow the business and invest in our associates and key areas of the business by managing strong cash-on-cash returns, while continuing to purchase shares opportunistically” added Ms. Judy. “Our balance sheet is very strong with a debt to finance receivables ratio of 28.1%.”

Conference Call

Management will be holding a conference call on Wednesday, May 22, 2019 at 11:00 a.m. Eastern Time to discuss quarterly results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID # 4487469.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates 144 automotive dealerships in eleven states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America’s Car-Mart, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could," “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  leveraging selling, general and administrative expenses;
  repurchases of the Company’s common stock; and
  the Company’s business and growth strategies and plans.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  ability to attract, develop and retain qualified general managers;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts:
Jeffrey A. Williams, President and CEO or Vickie D. Judy, CFO at (479) 464-9944

			% Change	As a % of Sales
	Three Months Ended April 30,		2019	Three Months Ended April 30,
			vs.
	2019	2018	2018	2019	2018
Operating Data:
Retail units sold	13,094	13,082	0.1%
Average number of stores in operation	144	140	2.9
Average retail units sold per store per month	30.3	31.1	(2.6)
Average retail sales price	$11,305	$10,922	3.5
Same store revenue growth	2.9%	10.5%
Net charge-offs as a percent of average finance receivables	6.4%	7.5%
Collections as a percent of average finance receivables	16.0%	15.8%
Average percentage of finance receivables-current (excl. 1-2 day)	80.9%	82.2%
Average down-payment percentage	8.2%	8.0%

Period End Data:
Stores open	144	139	3.6%
Accounts over 30 days past due	2.9%	3.5%
Finance receivables, gross	$543,328	$501,438	8.4%

Operating Statement:
Revenues:
Sales	$156,193	$150,661	3.7%	100.0%	100.0%
Interest income	20,689	18,790	10.1	13.2	12.5
Total	176,882	169,451	4.4	113.2	112.5

Costs and expenses:
Cost of sales	92,624	89,493	3.5	59.3	59.4
Selling, general and administrative	28,181	25,486	10.6	18.0	16.9
Provision for credit losses	34,744	38,281	(9.2)	22.2	25.4
Interest expense	1,988	1,621	22.6	1.3	1.1
Depreciation and amortization	1,020	1,006	1.4	0.7	0.7
Gain on disposal of property and equipment	(3)	(97)	(96.9)	-	(0.1)
Total	158,554	155,790	1.8	101.5	103.4

Income before taxes	18,328	13,661		11.7	9.1

Provision for income taxes	3,763	3,492		2.4	2.3

Net income	$14,565	$10,169		9.3	6.7

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$14,555	$10,159

Earnings per share:
Basic	$2.17	$1.47
Diluted	$2.07	$1.43

Weighted average number of shares used in calculation:
Basic	6,699,772	6,907,409
Diluted	7,021,160	7,086,084

			% Change	As a % of Sales
	Years Ended April 30,		2019	Years Ended April 30,
			vs.
	2019	2018	2018	2019	2018
Operating Data:
Retail units sold	50,257	48,271	4.1%
Average number of stores in operation	142	140	1.4
Average retail units sold per store per month	29.5	28.7	2.8
Average retail sales price	$11,125	$10,604	4.9
Same store revenue growth	8.4%	5.2%
Net charge-offs as a percent of average finance receivables	25.7%	28.8%
Collections as a percent of average finance receivables	55.3%	53.1%
Average percentage of finance receivables-current (excl. 1-2 day)	81.7%	80.9%
Average down-payment percentage	6.5%	6.4%

Period End Data:
Stores open	144	139	3.6%
Accounts over 30 days past due	2.9%	3.5%
Finance receivables, gross	$543,328	$501,438	8.4%

Operating Statement:
Revenues:
Sales	$586,508	$537,528	9.1%	100.0%	100.0%
Interest income	82,614	74,673	10.6	14.1	13.9
Total	669,122	612,201	9.3	114.1	113.9

Costs and expenses:
Cost of sales	343,898	315,273	9.1	58.6	58.7
Selling, general and administrative	107,249	99,023	8.3	18.3	18.4
Provision for credit losses	146,363	149,059	(1.8)	25.0	27.7
Interest expense	7,883	5,599	40.8	1.3	1.0
Depreciation and amortization	3,969	4,250	(6.6)	0.7	0.8
Loss (gain) on disposal of property and equipment	(91)	91	(200.0)	-	-
Total	609,271	573,295	6.3	103.9	106.7

Income before taxes	59,851	38,906		10.2	7.2

Provision for income taxes	12,226	2,397		2.1	0.4

Net income	$47,625	$36,509		8.1	6.8

Dividends on subsidiary preferred stock	$(40)	$(40)

Net income attributable to common shareholders	$47,585	$36,469

Earnings per share:
Basic	$6.99	$5.04
Diluted	$6.73	$4.90

Weighted average number of shares outstanding:
Basic	6,810,879	7,232,014
Diluted	7,071,768	7,441,358

	April 30,	April 30,	April 30,
	2019	2018	2017

Cash and cash equivalents	$1,752	$1,022	$434
Finance receivables, net	$415,486	$383,617	$357,161
Inventory	$37,483	$33,610	$30,129
Total assets	$492,542	$455,584	$424,258
Total debt	$152,918	$152,367	$117,944
Treasury stock	$230,902	$204,325	$162,024
Stockholders' equity	$260,510	$230,535	$233,008
Shares outstanding	6,699,421	6,849,161	7,608,471

Finance receivables:
Principal balance	$543,328	$501,438	$466,854
Deferred revenue - payment protection plan	(21,367)	(19,823)	(18,472)
Deferred revenue - service contract	(10,592)	(10,332)	(9,611)
Allowance for credit losses	(127,842)	(117,821)	(109,693)

Finance receivables, net of allowance
and deferred revenue	$383,527	$353,462	$329,078

Allowance as % of principal balance,
net of deferred revenue	25.0%	25.0%	25.0%

Changes in allowance for credit losses:
	Three Months Ended April 30,		Years Ended April 30,

	2019	2018	2019	2018
Balance at beginning of period	$127,980	$117,268	$117,821	$109,693
Provision for credit losses	34,744	38,281	146,363	149,059
Charge-offs, net of collateral recovered	(34,882)	(37,728)	(136,342)	(140,931)
Balance at end of period	$127,842	$117,821	$127,842	$117,821